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                                                                     EXHIBIT 5.2

               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]


                                 June 19, 1996





Household Capital Trust II
c/o Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois  60070

          Re:  Household Capital Trust II
               --------------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel to Household Capital Trust II, a Delaware statutory business trust (the "Trust"), in connection with certain matters relating to the organization of the Trust and the proposed issuance of Preferred Securities to beneficial owners pursuant to and as described in Registration Statement Nos. 333-03337 and 333-03337-01 (and the Prospectus forming a part thereof) on Form S-3 as filed on May 8, 1996 with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Declaration of Trust of the Trust in the form attached as an exhibit to the Registration Statement (the "Governing Instrument").

          In rendering this opinion, we have examined copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on May 7, 1996 (the "Certificate"); a Declaration of Trust dated as of May 7, 1996 (the "Original Governing Instrument"); the Governing Instrument; the form of Indenture dated as of May 15, 1995 between Household International, Inc. and The First National Bank of Chicago, as Trustee (the "Indenture"); the Second Supplemental Indenture between Household International, Inc. and the First National Bank of Chicago, as Trustee, under the Indenture; the Underwriting Agreement relating to the Preferred Securities; the Registration Statement; and a certificate of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity

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Household Capital Trust II
June 19, 1996
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of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due execution and delivery of the Governing Instrument and the Underwriting Agreement prior to the first issuance of Preferred Securities); (iii) that no event has occurred subsequent to the filing of the Certificate that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument, as applicable; (iv) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Business Trust Act, 12 Del. C. (S) 3801 et seq. (the "Delaware Act");
(v) that each Holder of Preferred Securities has made payment of the required consideration therefor and received a Preferred Securities Certificate in consideration thereof in accordance with the terms and conditions of the Governing Instrument, Registration Statement and Underwriting Agreement; (vi) that the Preferred Securities are issued and sold to the Preferred Securities Holders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, Registration Statement and Underwriting Agreement; and (vii) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been modified, supplemented or otherwise amended. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We have not participated in the preparation of the Registration Statement or any other offering materials relating to the Preferred Securities and we assume no responsibility for their contents. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

          Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

          1. The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

          2. The Preferred Securities, upon issuance, will constitute validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the Trust.

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Household Capital Trust II
June 19, 1996
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          3.   Under the Delaware Act and the terms of the Governing Instrument, each Preferred Security Holder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware; provided, however, we express no opinion with respect to the liability of any Preferred Security Holder who is, was or may become a named Trustee of the Trust. Notwithstanding the foregoing, we note that pursuant to
Section 11.4 of the Governing Instrument, the Trust may withhold amounts otherwise distributable to a Holder and pay over such amounts to the applicable jurisdictions in accordance with federal, state and local law and any amount withheld will be deemed to have been distributed to such Holder and that, pursuant to the Governing Instrument, Preferred Security Holders may be obligated to make payments or provide indemnity or security under the circumstances set forth therein.

          We hereby consent to the filing of this opinion as an exhibit to a pre-effective amendment to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings or assumptions as to present facts, and on our review of the above referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

                                Very truly yours,

                                MORRIS, NICHOLS, ARSHT & TUNNELL